Exhibit 99.1

Harvest Announces Annual and

Special Shareholder Meeting Date and Receipt of Interim

Order

PHOENIX, July 13, 2021 — Harvest Health & Recreation Inc. (“Harvest”) (CSE: HARV, OTCQX: HRVSF), a vertically integrated cannabis company and multi-state operator in the U.S., today announced that its 2021 annual and special shareholder meeting will be held on August 11, 2021 at 10:00 AM Pacific/1:00 PM Eastern.

The record date for the annual and special shareholder meeting was July 12, 2021. Proxy materials will be made available in Harvest’s public filings on both SEDAR (www.sedar.com) and with the U.S. Securities Exchange Commission (the “SEC”) on EDGAR (www.sec.gov). Harvest shareholders that have any questions or need assistance in voting their shares should contact Harvest’s proxy solicitor, Equiniti, toll free in North America by telephone at (833) 434-0271 or by email at proxyinfo@equiniti.com.

At the meeting, Harvest shareholders will be asked to consider and vote upon the following proposals:

1.	to consider and, if thought advisable, to pass a special resolution (the “Arrangement Resolution”), the full text of which is set forth in Appendix “E” to the proxy statement and management information circular filed with the SEC on July 12, 2021 (the “Circular”), approving the Arrangement (as defined in the Circular) under Division 5 of Part 9 of the Business Corporations Act (British Columbia) whereby, among other things, Trulieve Cannabis Corp. (“Trulieve”) will acquire all of the issued and outstanding subordinate voting shares, multiple voting shares and super voting shares of Harvest, all as more particularly described in the Circular, including in the section entitled “The Arrangement Agreement and Related Agreements” beginning on page 95 of the Circular;
2.	to fix the number of directors for the ensuing year at six, subject to such increases as may be permitted by the articles of Harvest;
3.	to elect the nominees proposed by management of Harvest as directors of Harvest for the ensuing year (or, if the Arrangement Resolution is approved and the Arrangement is completed, for the period up to the effective time of the Arrangement);
4.	to receive the audited consolidated financial statements of Harvest for the year ended December 31, 2020 and the report of the auditors thereon and the unaudited consolidated financial statements of Harvest for the three months ended March 31, 2021;
5.	to appoint Haynie & Company, LLC as the auditors of Harvest for the ensuing year and to authorize the board of directors of Harvest to fix their remuneration; and
6.	to transact such further or other business as may properly come before the Meeting or any other adjournments or postponements thereof.

The proposed Arrangement Resolution has been unanimously approved by the Harvest Board of Directors and by a special committee of independent directors of Harvest, which was appointed by the Harvest Board of Directors. The Harvest Board of Directors has unanimously recommended that shareholders vote “FOR” the Arrangement Resolution.

In addition, Harvest confirms that on July 9, 2021, it was granted an interim order from the Supreme Court of British Columbia authorizing various matters, including the holding of the annual and special meeting of Harvest shareholders to consider the proposed plan of arrangement whereby Trulieve will acquire all of the issued and outstanding shares of Harvest, and the mailing of the proxy materials.

Investors are strongly encouraged to read the proxy materials that were filed with the SEC on July 12, 2021 and when filed on SEDAR before authorizing a proxy to vote, including the section in the proxy statement and management information circular entitled “Risk Factors”.

About Harvest Health & Recreation Inc.

Headquartered in Tempe, Arizona, Harvest Health & Recreation Inc. is a vertically integrated cannabis company and multi-state operator. Since 2011, Harvest has been committed to expanding its retail and wholesale presence throughout the U.S., acquiring, manufacturing, and selling cannabis products for patients and consumers in addition to providing services to retail dispensaries. Through organic license wins, service agreements, and targeted acquisitions, Harvest has assembled an operational footprint spanning multiple states in the U.S. Harvest’s mission is to improve lives through the goodness of cannabis. We hope you’ll join us on our journey: https://harvesthoc.com

Facebook: @HarvestHOC

Instagram: @HarvestHOC

Twitter: @HarvestHOC

Additional Information and Where to Find It

In connection with the proposed transaction, Harvest has filed a management information circular and proxy statement on Schedule 14A containing important information about the proposed transaction and related matters. Additionally, Harvest and Trulieve will file other relevant materials in connection with the proposed transaction with applicable securities regulatory authorities. Investors and security holders of Harvest are urged to carefully read the entire management information circular and proxy statement (including any amendments or supplements to such documents) when such document becomes available before making any voting decision with respect to the proposed transaction because they will contain important information about the proposed transaction and the parties to the transaction. The Circular will be mailed to Harvest shareholders and will be accessible on the EDGAR and SEDAR profile of Harvest.

Investors and security holders of Harvest will be able to obtain a free copy of the Circular, as well as other relevant filings containing information about Harvest and the proposed transaction, without charge, at the SEC’s website (www.sec.gov) or from Harvest by going to Harvest’s Investor Relations page on its website at https://investor.harvesthoc.com/home/default.aspx.

Participants in the Solicitation

Harvest and certain of its respective directors, executive officers and employees may be deemed to be participants in the solicitation of Harvest proxies in respect of the proposed transaction. Information regarding the persons who may, under SEC rules, be deemed participants in the solicitation of proxies to Harvest shareholders in connection with the proposed transaction are set forth in the Circular for the proposed transaction. Other information regarding the participants in the Harvest proxy solicitation and a description of their direct and indirect interests in the proposed transaction, by security holdings or otherwise, are also contained in the Circular and other relevant materials to be filed with the SEC in connection with the proposed transaction. Copies of these documents may be obtained, free of charge, from the SEC or Harvest as described in the preceding paragraph.

Forward-looking Statements

This press release may contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 regarding Harvest’s business strategies or prospects, which may be identified by the use of words such as, “may”, “would”, “could”, “will”, “likely”, “expect”, “anticipate”, “believe, “intend”, “plan”, “forecast”, “project”, “estimate”, “outlook” and other similar expressions. Such statements include, but are not limited to, the following: our growth potential in our core cannabis markets, and the sustainability of such growth; our ability to successfully and timely execute our business and operational plans in such markets; statements regarding our proposed strategic business combination with Trulieve, including without limitation, the expected terms, timing and closing of the combination, the timing and nature of all required regulatory approvals, estimates of pro-forma financial information of the combined company, Trulieve’s and Harvest’s expected financial performance for fiscal 2021, the combined operations and prospects of Trulieve and Harvest, and the current and projected market and growth opportunities for the combined company and value for shareholders; the development of favorable federal and state cannabis regulatory frameworks in the United States applicable to multi-state cannabis operators; and adverse changes in the public perception of cannabis. Forward-looking statements are not a guarantee of future performance and are based upon a number of estimates and assumptions of management in light of management’s experience and perception of trends, current conditions and expected developments, as well as other factors that management believes to be relevant and reasonable in the circumstances, including assumptions in respect of current and future market conditions. Actual results, performance or achievement could differ materially from that expressed in, or implied.

Investor and Media Contact:

Christine Hersey, Director of Investor Relations

+1 (424) 202-0210

chersey@harvestinc.com